EXHIBIT 10.13+



December 6, 2004


Mr. Rajat Bahri
224 Forest Hill Road
Toronto, Ontario M5P 2N5

Subject: Offer of employment

Dear Raj,

I am pleased to extend to you this offer of employment to serve as Chief Financial Officer of Trimble Navigation Limited. Your position becomes official upon your election as an officer by the Board of Directors. We believe you are well suited to be a primary factor in taking Trimble to the next level or performance. We anticipate your start date to be January 17, 2005.

Your base salary compensation will be $275,000 per year. In addition, you will participate in the Trimble Management Incentive Plan with a potential payout level, at target, of 50%.

You will be awarded options to purchase 100,000 shares of stock upon commencing employment. In addition, you will be granted an additional 50,000 stock options upon the one year anniversary of your employment. In both cases the options will vest at the first anniversary of the grant and monthly thereafter for five years from the day of the grant.

You will be granted a special bonus to defray some of the costs of northern California housing. For each of the first three years of your employment you will be granted a $55,000 per year bonus at the completion of each calendar year. For the fourth and fifth year, the bonus will be $40,000 per year.

In the event of a change of control of the company, you will be provided the coverage as specified in the change in control agreement approved by the Board of Directors. The agreement, under defined circumstances, generally allows for the payment of one year's base salary and bonus upon your termination of employment resulting from a change in control. In addition, it accelerates the vesting of stock options.

You will be eligible for the Trimble Executive Non-qualified Deferred Compensation Plan. Under this plan, you may defer up to 100% of future salary and up to 100% of any future bonus. Details can be provided under separate cover.

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Trimble will assist you in your relocation to Sunnyvale. This will include:

o    Up to 6 months interim housing;

o    Car rental (for up to 30 days) until your car arrives;

o Movement of household goods from primary location to Sunnyvale (Trimble to determine the carrier)

o    Storage of household goods for a maximum of 90 days;

o A relocation allowance of $15,000 provided to offset miscellaneous expenses related to the relocation;

o The reasonable costs of two house-hunting trips (five days each) for you and your family including transportation, lodging and meals;

o    Closing costs on the purchase of your home.

The reimbursable cost elements of the non-tax deductible elements of the move are as follows. The maximum extended costs are to include all "grossed up" tax elements.

                              Maximum base cost         Maximum extended cost
Temporary living                 $ 13,200                     $ 18,500
Realtor and other
reasonable closing
cost on purchase of home         $ 10,000                     $ 14,000
Realtor and other
reasonable closing cost on
sale of home                     $ 70,000                     $100,000
Other house hunting
costs                            $  1,000                     $  1,400

If you voluntarily terminate your employment within 18 months of hire date, Trimble will seek pro-rated reimbursement of relocation costs.

Trimble has an attractive benefits package for employees including medical, dental, life, short and long-term disability insurance, and a Savings and Retirement Plan (401k) with a company match, and Employee Stock Purchase Plan. Details of these, and other benefits, will be given during your employee orientation. You will be entitled to 18 days of paid time off each year in addition to the 10 standard U.S. holidays. In addition, you will be eligible for company-paid membership at a fitness club.

Trimble is an "at-will" employer, meaning that an employer or employee can terminate the employment relationship at any time, with or without cause.

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Raj, Trimble's success is derived from the people who work here. Your acceptance of this offer will be enthusiastically received and we feel confident that you will make a significant contribution to our continued success.

Please call me if you have any questions of if I can be of assistance at 408-481-7200.

Sincerely,

/s/ Steven W. Berglund

Steven W. Berglund
President and CEO



I accept the above offer of employment

/s/ Rajat Bahri,  Dec 7, 04

Rajat Bahri